Exhibit 10.27
                          AGREEMENT AND GENERAL RELEASE


         This Agreement and General Release ("Agreement") is entered into this 7th day of February, 1997, by and between David B. Sheldon ("Consultant"), having a current address at 350 Franklin Street, Denver, Colorado 80218, and Ball Corporation ("Ball"), having a current address at 345 South High Street, Muncie Indiana 47305-2326.

                                   WITNESSETH

         WHEREAS, Consultant is employed by Ball as Executive Vice President, Packaging Operations; and

         WHEREAS, Consultant has provided Ball with written notice of his intent to retire effective March 1, 1997; and

         WHEREAS, Contractor and Ball have entered into this Agreement for the purpose of facilitating a independent contractor consulting arrangement, terminating his employment with Ball, and fully and completely settling all differences which have arisen or may arise between them without any party conceding the correctness of the position of the other party in the interest of saving themselves the burdens and vexation of litigation.

         NOW, THEREFORE, IN CONSIDERATION of the covenants hereinafter contained and other good and valuable consideration, the receipt of which is hereby acknowledged by Consultant, the parties agree as follows:

         1. Employment Termination. Effective March 1, 1997, Consultant's employment shall terminate and he shall become an independent contractor consultant to Ball.

         2. Consulting Period. During the period beginning March 1, 1997, and ending on December 31, 1998, ("Consulting Period"), Consultant will provide consulting services as outlined on Attachment A for Ball, its subsidiaries, affiliates, joint venture companies, groups and divisions. References to "Ball" shall hereafter include Ball Corporation, its subsidiaries, affiliates, joint venture companies, groups, divisions and assigns. During this period, Consultant agrees to provide as an independent contractor and not as an employee of Ball, consulting services for a period not to exceed one hundred
                  (100) hours per month. Consultant's consulting services will be provided upon notice from George A. Sissel, Chairman of the Board, President and Chief Executive Officer, his successor(s) or an employee of Ball reporting to Mr. Sissel or his successor(s). Consultant will be paid Thirty-Five Thousand Four Hundred Seventeen ($35,417) a month during the period beginning on March 1, 1997, and ending on December 31, 1997. Consultant will be paid Twenty-One Thousand Four Hundred Sixty-Five ($21,465) a month during the period beginning on January 1, 1998 and ending on December 31, 1998. The first payment will be made on or about March 31, 1997 and subsequent payments will be made on or about the end of each month thereafter until the last payment is made on or about December 31, 1998. Consultant may terminate the Consulting Period at any time upon thirty (30) days written notice. In the event of such termination, no further payment for consulting services shall be due from Ball after the date of such termination.

         3. Billing. Consultant shall submit to Ball, for its approval, a monthly statement of the services performed, including the dates and hours worked and the expenses incurred by
                  Consultant in the performance of his consulting services, including as appropriate, transportation, lodging, meals and incidental expenses. Consultant must obtain Ball's approval before incurring any expenses. Expenses incurred must be supported by copies of airline tickets, hotel bills and restaurant receipts. Single items of expense, including taxi fares, of $25 or more, must be supported by appropriate receipts. Ball may withhold reimbursement for any expenses not supported in accordance with the requirements of this Agreement. Should Ball require any of the consulting services be performed at Ball's offices, Ball will provide office space and secretarial service at no cost to Consultant.

         4. Duties. Consultant shall have a duty of loyalty to Ball. Consultant agrees to perform his consulting services promptly with care, skill and diligence. Consultant understands that Ball will be relying upon the accuracy, competence and completeness of Consultant's services. Consultant shall not disparage or criticize, orally or in writing, the performance of Ball, or its officers, directors or employees to any person, provided, however, this sentence shall not prevent Consultant from rendering good faith objective advice to Ball as part of confidential work product delivered to Ball in response to requests for services from Ball.

         5. Independent Contractor. During the Consulting Period, Consultant shall operate as an independent contractor and shall not act or be an agent or employee of Ball. All of Consultant's activities will be at his own risk and Consultant shall not be entitled to workers' compensation or similar benefits or other employee benefit protection provided by Ball. As an independent contractor Consultant will be solely responsible for determining the means and methods for providing consulting services described herein. Consultant will determine the time, the place and the manner in which to accomplish his services within an overall schedule date established by Ball. Ball will receive only the results of the consulting services.

         6. Indemnity. Consultant shall indemnify and hold harmless Ball from any and all claims, actions, causes of action, suits, judgments, including costs and attorney's fees associated with Consultant's failure to comply with applicable requirements regarding workers' compensation coverage liability for himself, his employees, his agents or subcontractors or the employees of his agents or subcontractors. Consultant is not entitled to unemployment insurance benefits, unless unemployment compensation coverage is provided by Consultant or by an entity other than Ball. Consultant is solely responsible for reporting his income and for paying Federal and State Income Tax on any monies paid by Ball to Consultant pursuant to this Agreement.

         7. Release. Consultant, on behalf of himself, his agents, assignees, attorneys, heirs, executors and administrators, fully releases Ball, its successors, assigns, parents, subsidiaries, affiliates, joint venture companies, groups and divisions, and all of their officers, directors, shareholders, employees, agents and representatives, from any and all liability and legal and equitable claims, demands, actions, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorney's fees, and remedies of any type which Consultant now has or hereafter may have by reason of any matter, cause, act or omission arising out of or in connection with Consultant's employment with or termination of employment from Ball including without limitation: actions under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Rehabilitation Act of 1973; the Civil Rights Act of 1866; Executive Order 11246; the Civil Rights Act of 1991; the Americans with Disabilities Act; Colorado state laws; any other federal, state or local statute or regulation regarding employment, discrimination in employment, or the termination of employment; wrongful discharge from employment; breach of implied or express contract or covenant; laws relating to employment contracts or employment termination; or common law right. Consultant understands that this release does not affect rights or claims that Consultant may have under the Age Discrimination in Employment Act that may arise from events after the effective date of this Agreement.

         8. Non Competition. During the Consulting Period and for a period of nine (9) months thereafter, Consultant shall not, directly or indirectly, offer, sell, advise, or provide any consulting services to any person or entity which Ball deems to be its competitor in the rigid container business or rigid container technology or equipment business. Consultant shall not, directly or indirectly, as an employee or otherwise, compete with Ball, in the manufacture, sale or development of rigid containers or compete with Ball in the manufacture, sale or development of rigid container technology or equipment during the Consulting Period and a period of nine (9) months thereafter. Rigid container includes, without limitation: plastic bottles and cans and closures therefore; metal cans and ends and decorated metal for metal cans and ends. Consultant agrees that Ball shall have no obligation to make payments for consulting services if Consultant competes against Ball, its subsidiaries or joint venture companies, or assumes employment with a competitor during the Consulting
                  Period. Consultant shall repay to Ball any monies paid under this Agreement from the time of any breach of this covenant not to compete.

         9. Nondisclosure of Data. Consultant agrees that unless he first secures Ball's written consent, he will keep confidential and will not divulge, communicate, disclose, copy, destroy or use at any time, any secret or confidential information or technology (including matters of a technical nature, such as know-how, formulae, secret processes or machines, inventions, discoveries, improvements, secret data, and research projects, and matters of a business nature, such as information processing systems input, output, instructions and object or source codes, information about costs, profits, markets, sales, lists of customers, and any other information of a similar nature to the extent not available to the public) of Ball or third parties to whom Ball has obligations of confidence of which he became informed during, or as a result of, his employment or consulting with Ball; and
                  Consultant further agrees to abide by the terms of Ball's Employee Proprietary Agreement executed by him the last time on November 11, 1996.

         10. Return of Materials. Consultant agrees to return to Ball upon request but in any event no later than termination of Consultant's consulting services any: secret or confidential information referred to in 9 above; manuals; documents;
                  drawings; equipment; vendor, customer or other third party materials, computerized or hard copy files; computer hardware and software; identification cards; credit cards; keys and other Ball property.

         11. Ownership of Work. Ball shall own any concept, product or process, patentable or otherwise, furnished to Ball by Consultant, or otherwise conceived or developed by Consultant arising out of the performance of this Agreement. Consultant agrees to do all things necessary, at Ball's request and at its sole cost and expense, to obtain patents or copyrights on any processes, products or writings conceived, developed or produced by Consultant in the performance of this Agreement. All materials prepared or developed by Consultant hereunder, including without limitation: documents; calculations; maps; sketches; notes; reports; data; models; and samples, shall become the property of Ball when prepared, whether delivered to Ball or not and shall be delivered to Ball upon request and, in any event, upon termination of Consultant's consulting services.

         12.      Rehire.   Consultant  acknowledges  Ball has no obligation  to
                  hire, rehire, or reinstate him; and Consultant agrees to not seek employment with Ball at any time hereafter.

         13. Agreement Confidential. Consultant agrees not to disclose the details of this Agreement, including the nature or the amount of the benefit that he has received to any person other than his lawyer, accountant, income tax preparer, or spouse, whether directly or indirectly. To the extent that Consultant must disclose any information about the Agreement to any of the above-named persons, he agrees that he will instruct that person or those persons to keep the information confidential.

         14. Dismissal Of Claims. Consultant represents that he has not filed lawsuits, claims, or charges, or complaints against Ball with any local, state, or federal agency or court; and he will not do so at any time hereafter. If such agency or court ever assumes jurisdiction of any such lawsuit, claim, charge, or complaint, or attempts to bring any legal proceedings against Ball, he will request said agency or court to withdraw from or to dismiss the lawsuit, claim, charge or complaint.

         15. No Admission. The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by Ball, or its agents or employees, of any fact, liability, error, violation, or omission.

         16. Assignment. This Agreement and the obligations under it may not be assigned or delegated by Consultant without Ball's written permission. This Agreement and the obligations under it may be assigned by Ball. In the event Consultant shall become unable to perform the services agreed to be rendered under this Agreement because of Consultant's illness, incapacity or death, Ball shall have the option to terminate payments provided under section 2 above.

         17.      Applicable  Law.   This   Agreement  shall   be  construed  in
                  accordance with the laws of the State of Indiana, without reference to principles of conflicts of laws.

         18. Severability. The provisions of this Agreement shall be severable, and the invalidity of any provision shall not affect the validity of the other provisions. This Agreement states the entire agreement between the parties with respect to the subject matter hereof.

         19. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement shall be settled exclusively by arbitration conducted before a panel of three arbitrators (one chosen by the Executive, one by the Corporation and the third by the other two) in Muncie, Indiana, in accordance with the rules of the American Arbitration Association then in effect. The determination of the arbitrators shall be conclusive and binding on the Corporation and the Executive, and judgment may be entered on the arbitrators' award in any court having appropriate jurisdiction; provided, however, that the Corporation shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of or the continuation of any violation of Sections 5, 8, 9, 10, 11 and 13 of this Agreement. The prevailing party in any arbitration proceeding pursuant to this section of this Agreement shall be entitled to recover the reasonable out of pocket costs incurred by the prevailing party in the arbitration proceeding, including reasonable attorney's fees of the prevailing party.

         20. Consult An Attorney. Consultant acknowledges that Ball is hereby advising him in writing to consult with an attorney prior to signing this Agreement. Consultant understands that he has the right to consult with local, state and federal equal employment opportunity agencies, such as the Equal Employment Opportunity Commission, regarding this Agreement prior to signing it. Ball has provided Consultant with at least 21 days to consider signing this Agreement. He understands that he may revoke this Agreement within seven days after the date that he signs the Agreement by notifying Ball, David A. Westerlund, 345 South High Street, Muncie, Indiana 47305-2326, in writing of his intent to revoke this Agreement. He understands that this Agreement is not effective or enforceable until the seven-day revocation period has expired.

         21. Modifications In Writing. This Agreement may only be modified in writing and supersedes any and all prior oral or written communications. Any waiver by Ball of nonperformance or noncompliance on the part of Consultant of any term or condition of this Agreement shall not constitute a continuing waiver of such term or condition or any other term or condition of this Agreement.

         22. Titles. The titles to sections of this Agreement are provided for convenience only and do not effect the interpretation of this Agreement.

         23. Termination. Unless terminated earlier for cause, this Agreement shall terminate December 31, 1999. Sections 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 17 of this Agreement shall survive the termination of this Agreement for any reason.


DAVID B. SHELDON                          BALL CORPORATION


By:  /s/David B. Sheldon                  By: /s/David A. Westerlund
     -------------------------------          ------------------------------
                                              David A. Westerlund
                                              Vice President, Administration


Dated: February 25, 1997                   Dated: February 21, 1997
       -------------------------                  ---------------------------



                                  Attachment A


Assist and advise as a consultant with the following projects and ongoing activities:

      Strategic relationships - merger, acquisition, divestiture, joint venture, and technology arrangement projects

      Industry affairs, including, but not limited to, CMI, NFPA, and Plastics associations

      Relationship with board membership with Phoenix Packaging, Inc.

      Shareholder/institutional relations

      Customer relations

      Community relations in packaging operations locations

      Strategic planning and analysis

      Development of marketing and new business/new project concepts


The above subjects may be modified or eliminated by Ball, as may be necessary, and similar but different subjects added by Ball as may be appropriate.